Exhibit 7

AMENDMENT NO. 4 TO PREFERRED STOCK RIGHTS AGREEMENT

This Amendment No. 4 (the “Amendment”), dated as of August 21, 2007, to the Preferred Stock Rights Agreement, dated as of December 19, 2002, as amended prior to the date hereof (the “Rights Agreement”), between NeoMagic Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A.) (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used without definition in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company entered into Amendment No. 2 to the Rights Agreement, dated August 20, 2004 (“Amendment No. 2”), to prevent Satellite Strategic Finance Associates, LLC (“Satellite”) and certain of its affiliates from being deemed an Acquiring Person (and thus the application of the Rights Agreement) unless Satellite became the beneficial owner of 25% or more of the Common Shares then outstanding.

WHEREAS, on May 21, 2007, the Board of Directors of the Company resolved to amend the Rights Agreement as set forth herein to remove the exception in the Rights Agreement that was created for Satellite by Amendment No. 2.

WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1. The amendments to the Rights Agreement made pursuant to Amendment No. 2 are hereby removed from the Rights Agreement, and such amendments shall no longer be in force and effect from this date forward.

2. This Amendment shall be deemed to be in full force and effect on the date first set forth above. Except as amended hereby, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

3. This Amendment shall be deemed a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts to be made and performed entirely within Delaware.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

NEOMAGIC CORPORATION		COMPUTERSHARE TRUST COMPANY, N.A.
as Rights Agent

By:	/s/ Steven P. Berry	By:	/s/ Tyler Haynes
Name:	Steven P. Berry	Name:	Tyler Haynes
Title:	Vice President, Finance and Chief Financial Officer	Title:	Manager